Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-197376, No. 333-31737, No. 333-66305 and No. 333-115591 on Form S-8 and Registration Statement No. 333-201421 on Form S-3 of Lake Sunapee Bank Group and Subsidiaries of our report dated March 15, 2016, relating to our audit of the consolidated balance sheet of Lake Sunapee Bank Group and Subsidiaries as of December 31, 2015 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for the year then ended, and internal control over financial reporting as of December 31, 2015, which appear in the Annual Report on Form 10-K of Lake Sunapee Bank Group for the year ended December 31, 2015.

Limited Liability Company

Peabody, Massachusetts

March 15, 2016